Exhibit 99.3
CARVE-OUT FINANCIAL STATEMENTS OF
ONEBEACON INSURANCE GROUP,LTD.’S
TRADITIONAL PERSONAL LINES BUSINESS
(A CARVE-OUT OF ONEBEACON INSURANCE GROUP,LTD.)
Financial Statements
As of and For the Years Ended December 31, 2009 and 2008

CARVE-OUT FINANCIAL STATEMENTS OF
ONEBEACON INSURANCE GROUP, LTD.’S TRADITIONAL PERSONAL LINES BUSINESS
(A CARVE-OUT OF ONEBEACON INSURANCE GROUP, LTD.)
INDEX TO CARVE-OUT FINANCIAL STATEMENTS

Pages
Audited Carve-out Financial Statements
Report of Independent Registered Public Accounting Firm	2
Carve-Out Balance Sheets:
As of December 31, 2009 and 2008	3
Carve-Out Statements of Operations:
For the years ended December 31, 2009 and 2008	4
Carve-Out Statements of Changes in Equity:
For the years ended December 31, 2009 and 2008	5
Carve-Out Statements of Cash Flows:
For the years ended December 31, 2009 and 2008	6
Notes to Carve-Out Financial Statements	7

PricewaterhouseCoopers LLP
300 Madison Avenue
New York NY 10017
Telephone (646) 471-3000
pwc.com
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of OneBeacon Insurance Group, Ltd.:
In our opinion, the accompanying carve-out balance sheets and the related carve-out statements of operations, changes in equity and cash flows present fairly, in all material respects, the financial position of the Traditional Personal Lines business of OneBeacon Insurance Group, Ltd. and its subsidiaries (collectively “OneBeacon”), as defined in Note 1 to the carve-out financial statements, at December 31, 2009 and December 31, 2008, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the OneBeacon’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
New York, New York
April 15, 2010

CARVE-OUT FINANCIAL STATEMENTS OF
ONEBEACON INSURANCE GROUP, LTD.’S TRADITIONAL PERSONAL LINES BUSINESS
CARVE-OUT BALANCE SHEETS

	December 31,
	2009	2008
	($ in millions)
Assets
Fixed maturity investments, at fair value (amortized cost $302.4 and $252.4)	$312.2	$248.7
Short-term investments, at amortized cost (which approximates fair value)	32.7	47.1
Allocated investment asset	357.5	437.8
Cash	2.8	6.9
Reinsurance recoverable on unpaid losses	33.0	28.3
Reinsurance recoverable on paid losses	2.3	1.4
Premiums receivable	115.5	127.8
Deferred acquisition costs	45.1	54.5
Net deferred tax asset	1.0	1.1
Investment income accrued	2.7	2.5
Ceded unearned premiums	30.3	5.7
Other assets	6.8	25.3

Total assets	$941.9	$987.1

Liabilities
Loss and LAE reserves	$351.6	$362.1
Unearned premiums	255.7	278.4
Other liabilities	56.8	38.4

Total liabilities	664.1	678.9
Equity
Net investment in OB Personal Lines	277.8	308.2

Total liabilities and equity	$941.9	$987.1

See Notes to Carve-Out Financial Statements including Note 11—“Commitments and Contingencies.”

CARVE-OUT FINANCIAL STATEMENTS OF
ONEBEACON INSURANCE GROUP, LTD.’S TRADITIONAL PERSONAL LINES BUSINESS
CARVE-OUT STATEMENTS OF OPERATIONS

	Year ended December 31,
	2009	2008
	($ in millions)
Revenues
Earned premiums	$467.2	$512.9
Net investment income	11.5	12.4
Net realized and unrealized investment gains (losses)	14.7	(7.4)
Allocated investment income (loss)	38.2	(66.4)

Total revenues	531.6	451.5

Expenses
Loss and LAE	305.5	308.8
Policy acquisition expenses	83.5	105.0
Other underwriting expenses	61.6	61.1
General and administrative expenses	2.2	2.2

Total expenses	452.8	477.1

Pre-tax income (loss)	78.8	(25.6)
Income tax (expense) benefit	(22.2)	7.3

Net income (loss)	$56.6	$(18.3)

See Notes to Carve-Out Financial Statements.

CARVE-OUT FINANCIAL STATEMENTS OF
ONEBEACON INSURANCE GROUP, LTD.’S TRADITIONAL PERSONAL LINES BUSINESS
CARVE-OUT STATEMENTS OF CHANGES IN EQUITY

Net Investment in
OB Personal Lines
($ in millions)
Balance at January 1, 2008	$317.0
Net loss	(18.3)
Dividends	(5.4)
Contribution to paid-in capital from OneBeacon	1.0
Other net contributions from OneBeacon	13.9

Balance at December 31, 2008	308.2

Net income	56.6
Dividends	(7.5)
Other net distributions to OneBeacon	(79.5)

Balance at December 31, 2009	$277.8

See Notes to Carve-Out Financial Statements.

CARVE-OUT FINANCIAL STATEMENTS OF
ONEBEACON INSURANCE GROUP, LTD.’S TRADITIONAL PERSONAL LINES BUSINESS
CARVE-OUT STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2009	2008
	($ in millions)
Cash flows from operations:
Net income (loss)	$56.6	$(18.3)
Charges (credits) to reconcile net income (loss) to cash flows provided from (used for) operations:
Net realized and unrealized investment (gains) losses	(14.7)	7.4
Deferred income tax expense (benefit)	0.1	2.7
Other operating items:
Net change in loss and LAE reserves	(10.5)	(38.5)
Net change in unearned premiums	(22.7)	(9.5)
Net change in ceded unearned premiums	(24.6)	1.5
Net change in premiums receivable	12.3	3.5
Net change in reinsurance recoverable on paid and unpaid losses	(5.6)	1.1
Net change in other assets and liabilities	46.8	(6.8)

Net cash provided from (used for) operations	37.7	(56.9)

Cash flows from investing activities:
Net maturities, purchases and sales of short-term investments	14.4	2.5
Maturities of fixed maturity investments	109.7	41.6
Sales of fixed maturity investments	48.7	54.7
Purchases of fixed maturity investments	(207.9)	(135.1)
Net change in allocated investment asset	80.3	86.8

Net cash provided from investing activities	45.2	50.5

Cash flows from financing activities:
Cash dividends paid to OneBeacon	(7.5)	(5.4)
Contributions to paid-in-capital from OneBeacon	—	1.0
Other net (distributions to) contributions from OneBeacon	(79.5)	13.9

Net cash (used for) provided from financing activities	(87.0)	9.5

Net (decrease) increase in cash during year	(4.1)	3.1
Cash balance at beginning of year	6.9	3.8

Cash balance at end of year	$2.8	$6.9

See Notes to Carve-Out Financial Statements.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS
NOTE 1. Nature of Operations and Summary of Significant Accounting Policies
     The accompanying carve-out financial statements include the historical accounts of the Traditional Personal Lines business (“OB Personal Lines”) of OneBeacon Insurance Group, Ltd. (“OB Ltd.”) and its subsidiaries (collectively, “OneBeacon”), which, as described below, is being sold to Tower Group, Inc. (“Tower”), and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). OB Ltd. is an exempted Bermuda limited liability company. White Mountains Insurance Group, Ltd. (“White Mountains”), an insurance holding company domiciled in Bermuda, indirectly owns 75.4% of OB Ltd.’s common shares.
     On February 2, 2010, OB Ltd. and certain of its subsidiaries entered into a definitive agreement to sell OB Personal Lines to Tower (the “PL Transaction”). The PL Transaction includes the execution of various reinsurance agreements and is subject to regulatory approval.
     OB Personal Lines provides a comprehensive suite of personal insurance products sold through select independent agents with a focus on eight Northeastern states. The personal lines products include automobile, homeowners and package. OB Personal Lines also includes management services provided to reciprocals insurance exchanges (“reciprocals”) and the inclusion of the reciprocals as described below and in Note 8.
     OB Personal Lines includes two insurance companies, York Insurance Company of Maine (“York”) and Massachusetts Homeland Insurance Company(“MHIC”), through which the majority of the personal lines business is written on a direct basis, and two attorneys-in-fact, Adirondack AIF, LLC (“AAIF”) and New Jersey Skylands Management LLC (“NJSM”), which provide management services for a fee to the reciprocals that write the personal lines business in New York and New Jersey, respectively, Adirondack Insurance Exchange (“AIE”) and New Jersey Skylands Insurance Association (“NJSIA”), and NJSIA’s wholly-owned subsidiary New Jersey Skylands Insurance Company (together ‘New Jersey Skylands Insurance”).
     Reciprocals are policyholder-owned insurance carriers organized as unincorporated associations. Each policyholder insured by the reciprocal shares risk with the other policyholders. Policyholders share profits and losses in the same proportion as the amount of insurance purchased but are not subject to assessment for net losses of the reciprocal.
     OneBeacon capitalized NJSIA and AIE by loaning funds to them in exchange for surplus notes. New Jersey Skylands Insurance was capitalized with a $31.3 million surplus note issued to The Camden Fire Insurance Association (“CFIA”), a subsidiary within OneBeacon, in 2002. CFIA also loaned $0.2 million to New Jersey Skylands Insurance in the form of a security deposit. New Jersey Skylands Insurance began writing personal automobile coverage for new customers in August 2002. In 2008, New Jersey Skylands Insurance began writing homeowners business. AIE was capitalized with a $70.7 million surplus note issued to Homeland Insurance Company of New York (“HONY”), a subsidiary within OneBeacon, in May 2006. AIE began writing personal automobile and homeowners business in August 2006. Principal and interest on the surplus notes are repayable to OneBeacon only with regulatory approval. The obligation to repay principal on the notes is subordinated to all other liabilities including obligations to policyholders and claimants for benefits under insurance policies. The surplus notes issued by NJSIA and AIE will be transferred to Tower as part of the PL Transaction.
Basis of presentation
     All significant intercompany transactions have been eliminated. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     OB Personal Lines is an integrated business of OneBeacon that has operated within the personal lines underwriting unit and not a stand-alone entity. The carve-out financial statements of OB Personal Lines reflect the historical assets, liabilities, revenues and expenses directly attributable to OB Personal Lines, as well as allocations deemed reasonable by management, to present the financial position, results of operations, changes in equity and cash flows of OB Personal Lines on a stand-alone basis. The allocation methodologies are described below. The financial information included herein may not necessarily reflect the financial position, results of operations, changes in equity and cash flows of the OB Personal Lines in the future or what they would have been had they been a separate, stand-alone entity during the periods presented.

Attributed Capital
     OneBeacon uses an internally developed economic capital model to allocate capital to each of its businesses. The capital model uses various financial inputs such as loss reserves, net written premium and other assets and liabilities of the business. Applied to these financial inputs are capital risk factors by respective line of business, such as automobile liability, automobile physical damage and homeowners, to determine capital deployed by each OneBeacon underwriting business. Management believes it is appropriate to allocate capital for inclusion in these carve-out financial statements consistent with how management plans, reports and evaluates capital for its respective businesses. For purposes of the carve-out financial statements, results of the OB Personal Lines business above these capital levels are presumed to be distributed to OneBeacon and results below these levels are presumed to be contributed from OneBeacon. Net investment in OB Personal Lines presented in the carve-out balance sheets and statements of changes in equity include discrete capital and retained earnings of the legal entities included in OB Personal Lines and allocated amounts as described herein. Allocated amounts are presented separate from historical capital contributions or distributions of the respective legal entities in the carve-out statements of changes in equity as other net contributions to or distributions from OneBeacon. The legal entities included in the carve-out financial statements paid dividends of $7.5 million and $5.4 million during the years ended December 31, 2009 and 2008, respectively.
Allocated Investment Asset
     These carve-out financial statements include discrete investments owned by the entities included in the PL Transaction. However, not all of the OB Personal Lines business is retained or written by the entities being sold as both York and MHIC are parties to a reinsurance agreement with an affiliate, OneBeacon Insurance Company (“OBIC”) pursuant to which they cede 100% of their respective direct business to OBIC. Further, management does not allocate investments to the underlying insurance operations. Therefore, cash and investments related to OB Personal Lines were generally not segregated but were co-mingled with other insurance company subsidiaries of OneBeacon. For purposes of the carve-out financial statements, OB Personal Lines recorded an allocated investment asset which represents a receivable from OneBeacon based on the capital attributed to support the OB Personal Lines’ business discussed above. The allocated investment asset and the related investment income or loss, which represents net investment income and net realized and unrealized investment gains and losses, are presented in the carve-out balance sheets, statements of operations and cash flows in a single line item. Investment income or loss related to the allocated investment asset was calculated using a rate of return consistent with those realized at OneBeacon for the periods presented.
Investments
     On January 1, 2008, OB Personal Lines adopted Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, subsequently codified within Accounting Standards Codification (the “Codification” or “ASC”) 825, which allows companies to make an election, on an individual instrument basis, to report financial assets and liabilities at fair value. The election must be made at the inception of a transaction and may not be reversed. The election may also be made for existing financial assets and liabilities at the time of adoption. Unrealized gains and losses on assets or liabilities for which the fair value option has been elected are reported in revenues. Upon adoption, OB Personal Lines recorded an adjustment of $2.6 million to reclassify net unrealized gains, after tax, and net unrealized foreign currency translation gains, after tax, related to investments from accumulated other comprehensive income to opening retained earnings. Management believes that making the election results in reporting its investment results on a basis consistent with one of its operating principles, namely to manage investments for total return.
     In accordance with the election of the fair value option, OB Personal Lines classifies its portfolio of fixed maturity investments as trading securities. Trading securities are reported at fair value as of the balance sheet date as determined by quoted market prices when available. Realized and unrealized investment gains and losses on trading securities are reported pre-tax in revenues.
     Short-term investments consist of money market funds, certificates of deposit and other securities which, at the time of purchase, mature or become available for use within one year. Short-term investments are carried at amortized cost, which approximated fair value as of December 31, 2009 and 2008.
     On January 1, 2008, OB Personal Lines adopted SFAS No. 157, “Fair Value Measurements”, subsequently codified as ASC 820. ASC 820 provides a revised definition of fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value information. Under ASC 820, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (an “exit price”). ASC 820 establishes a fair value hierarchy that distinguishes between inputs based on market data from independent sources (“observable inputs”) and a reporting entity’s internal assumptions based upon the best information available when external market data is limited or unavailable (“unobservable inputs”). The fair value hierarchy prioritizes fair value measurements into three levels based on the nature of the inputs. Quoted prices in active markets for identical assets or liabilities have the highest priority (“Level 1”), followed by observable inputs other than quoted prices, including prices for similar but not identical assets or liabilities (“Level 2”) and unobservable inputs, including the reporting entity’s estimates of the assumptions that market participants would use, having the lowest priority (“Level 3”).
     OB Personal Lines uses brokers and outside pricing services to assist in determining fair values. For investments in active markets, OB Personal Lines uses the quoted market prices provided by the outside pricing services to determine fair value. The outside pricing services OB Personal Lines uses have indicated that they will only provide prices where observable inputs are available. In circumstances where quoted market prices are unavailable, OB Personal Lines utilizes fair value estimates based upon other observable inputs including matrix pricing, benchmark interest rates, market comparables and other relevant inputs. In circumstances where observable inputs are adjusted to reflect management’s best estimate of fair value, such fair value measurements are considered a lower level measurement in the fair value hierarchy.
     OB Personal Lines’ process to validate the market prices obtained from the outside pricing sources include, but is not limited to, periodic evaluation of model pricing methodologies and analytical reviews of certain prices. OB Personal Lines also periodically performs back-testing of selected sales activity to determine whether there are any significant differences between the market price used to value the security prior to sale and the actual sale price.
Securities Lending
     York and MHIC participated in a securities lending program as a mechanism for generating additional investment income on its fixed maturity and common equity portfolios. Under the securities lending arrangements, certain of its fixed maturity were loaned to other institutions for short periods of time through a lending agent. Management maintained control over the securities it loaned, retained the earnings and cash flows associated with the loaned securities and received a fee from the borrower for the temporary use of the asset. Collateral, in the form of cash and United States government securities, was required at a rate of 102% of the fair value of the loaned securities. An indemnification agreement with the lending agent protected York and MHIC in the event a borrower became insolvent or failed to return any of the securities on loan. In the event of a shortfall in the collateral amount required to be returned to the securities lending counterparty (e.g., as a result of investment losses), York and MHIC were obligated to make up any deficiency.
     In February 2009, York and MHIC amended the terms of the securities lending program to give it more control over the investment of borrowers’ collateral and to separate the assets supporting that collateral into a segregated account. Pursuant to the amendment, (i) the guidelines for the investment of any new cash collateral as well as the reinvestment of cash were narrowed to permit investment in only cash equivalent securities, (ii) York and MHIC had the authority to direct the lending agent to both sell specific collateral securities in the segregated account and to not sell certain collateral securities which the lending agent proposes to sell, and (iii) York, MHIC and the lending agent agreed to manage the securities lending program toward an orderly wind-down. In May 2009, York and MHIC instructed the lending agent not to make any additional loans of securities and to recall all of the securities on loan and fund the return of collateral to the borrower. As of December 31, 2009, all collateral had been returned to the borrower.
     Prior to February 2009, the collateral was controlled by the lending agent. The lending agent managed the investment of the cash collateral, however, other than in the event of default by the borrower, this collateral was not available to York and MHIC and was remitted to the borrower by the lending agent upon the return of the loaned securities. Because of these restrictions, York and MHIC considered its securities lending activities to be non-cash transactions. The fair value of the securities lending collateral was recorded as both an asset and liability on the balance sheet. At December 31, 2008, prior to the amendment of the terms of the securities lending program, the total market value of York’s and MHIC’s securities on loan was $4.1 million with corresponding collateral of $3.9 million. As a result of the actions described above, the securities lending assets are no longer segregated and are included within the investments of York and MHIC.
Cash
     Cash includes amounts on hand and demand deposits with banks and other financial institutions.
Insurance Operations
     OB Personal Lines accounts for insurance policies that it writes in accordance with SFAS No. 60, “Accounting and Reporting by Insurance Enterprises”, subsequently codified within ASC 944. Premiums written are recognized as revenues and are earned ratably over the term of the related policy. Unearned premiums represent the portion of premiums written that are applicable to future insurance coverage provided by policies.

     Deferred acquisition costs include costs, such as commissions and premium taxes, which are directly attributable to and vary with the production of business. These costs are deferred and amortized over the applicable premium recognition period as policy acquisition expenses. Deferred acquisition costs are limited to the amount expected to be recovered from future earned premiums and anticipated investment income. This limitation is referred to as a premium deficiency. A premium deficiency is recognized if the sum of expected loss and loss adjustment expenses (“LAE”), unamortized acquisition costs, and maintenance costs exceeds related unearned premiums. A premium deficiency is recognized by charging any unamortized acquisition costs to expense to the extent required in order to eliminate the deficiency. If the premium deficiency exceeds unamortized acquisition costs then a liability is accrued for the excess deficiency. During the years ended December 31, 2009 and 2008, no deferred acquisition costs were charged to expense based on the determination of a premium deficiency.
     Loss and LAE are charged against income as incurred. Unpaid insurance loss and LAE are based on estimates (generally determined by claims adjusters, legal counsel and actuarial staff) of the ultimate costs of settling claims, including the effects of inflation and other societal and economic factors. Unpaid reinsurance loss and LAE are based primarily on reports received from ceding companies and actuarial projections. Unpaid loss and LAE reserves represent management’s best estimate of ultimate loss and LAE, net of estimated salvage and subrogation recoveries, if applicable. Such estimates are regularly reviewed and updated and any adjustments resulting there from are reflected in current operations. The process of estimating loss and LAE involves a considerable degree of judgment by management and the ultimate amount of expense to be incurred could be considerably greater than or less than the amounts currently reflected in the financial statements.
     OneBeacon enters into ceded reinsurance contracts from time to time to protect from losses due to concentration of risk, to manage its operating leverage ratios and to limit losses arising from catastrophic events. OB Personal Lines participates in certain of these reinsurance contracts. The majority of such reinsurance contracts are executed through excess of loss treaties and catastrophe contracts under which the reinsurer indemnifies for a specified part or all of certain types of losses over stipulated amounts arising from any one occurrence or event. OneBeacon has also entered into quota share treaties with reinsurers under which all risks meeting prescribed criteria are covered on a pro rata basis. The amount of each risk ceded by OneBeacon is subject to maximum limits which vary by line of business and type of coverage. Amounts related to reinsurance contracts are recorded in accordance with SFAS No. 113, “Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts”, subsequently codified within ASC 944.
     Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies and recorded as an asset. The collectibility of reinsurance recoverables is subject to the solvency of the reinsurers. OneBeacon is selective in regard to its reinsurers, principally placing reinsurance with those reinsurers with strong financial condition, industry ratings and underwriting ability. Management monitors the financial condition and ratings of its reinsurers on an ongoing basis.
     Reinsurance premiums, commissions, expense reimbursements and reserves related to reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded to other companies are reported as a reduction of premiums written. Ceded unearned premiums are recorded as an asset. Expense allowances received in connection with reinsurance ceded have been accounted for as a reduction of the related policy acquisition costs and are deferred and amortized accordingly.
Accounting for Mandatory Shared Market Mechanisms
     As a condition to its licenses to do business in certain states, OB Personal Lines must participate in various mandatory shared market mechanisms commonly referred to as “residual” or “involuntary” markets. These markets generally consist of risks considered to be undesirable from a standard or routine underwriting perspective. Each state dictates the levels of insurance coverage that are mandatorily assigned to participating insurers within these markets. The total amount of such business an insurer must accept in a particular state is generally based on that insurer’s market share of voluntary business written within that state. In certain cases, OB Personal Lines is obligated to write business from shared market mechanisms at a future date based on its historical market share of all voluntary policies written within that state. Involuntary business generated from mandatory shared market mechanisms, which may be treated as assumed reinsurance depending on the structure of the mechanism, is accounted for in accordance with ASC 944.
     OB Personal Lines market assignments are typically required to be written in the current period, although, in certain cases OB Personal Lines is required to accept policy assignments at a future date. OB Personal Lines’ residual market assignments to be written in the future primarily relate to private passenger automobile assigned risk exposures within the State of New York where OB Personal Lines writes voluntary automobile insurance. The share of involuntary written premium for policies assigned by the NYAIP to a particular insurer in a given year is based on the proportion of the total voluntary writings in New York two years prior. Anticipated losses associated with future market assignments are recognized in accordance with SFAS No. 5, “Accounting for Contingencies”, subsequently codified within ASC 450, when the amount of such anticipated losses is determined to be probable and can be reasonably estimated.

Accounting for Insurance Related Assessments
     Under existing guaranty fund laws in all states, insurers licensed to do business in those states can be assessed for certain obligations of insolvent insurance companies to policyholders and claimants. In accordance with Statement of Position (“SOP”) 97-3, “Accounting by Insurance and Other Enterprises for Insurance Related Assessments”, subsequently codified within ASC 405, OB Personal Lines records guaranty fund assessments when such assessments are billed by the respective guaranty funds. In addition, OB Personal Lines’ policy is to accrue for any significant insolvencies when the loss is probable and the assessment amount can be reasonably estimated.
Allocated Expenses
     OneBeacon holding companies, including OB Ltd., incur certain expenses for centralized and corporate services such as salaries and benefits of corporate executives, corporate accounting, regulatory compliance and other related services that either directly or indirectly benefit OB Personal Lines (“allocated expenses”). Expenses incurred by OneBeacon holding companies are reflected in general and administrative expenses in its financial statements. For purposes of the carve-out financial statements, management has ‘pushed down’ a best estimate of allocated expenses from OneBeacon holdings companies to OB Personal Lines based on what OB Personal Lines would have reasonably incurred if it had historically operated on a stand-alone basis. Management determined this allocation consistent with the allocation methodology followed during the OneBeacon financial close to allocate expenses incurred in centralized and corporate service areas that support insurance operations and are recognized within other underwriting expenses to the respective businesses. For the years ended December 31, 2009 and 2008, OB Personal Lines recognized $2.0 million and $2.2 million, respectively, of expenses related to centralized and corporate services for costs incurred at OneBeacon holdings companies.
Defined Benefit Plans
     In accordance with guidance within ASC 715 “Compensation — Retirement Plans”, OB Personal Lines has recorded its participation in OneBeacon-sponsored defined benefit plans as participation in multiemployer pension plans. See Note 6.
Income Taxes
     With the exception of the reciprocals, the OneBeacon companies file as members of a consolidated income tax return with affiliated companies pursuant to Internal Revenue Code Section 1502. The consolidated parent, which is not included in these financial statements, is OneBeacon U.S. Financial Services, Inc. (“OBFS”). Federal income tax expense is allocated between members of the consolidated group according to a written tax-sharing agreement. Pursuant to this agreement, each member’s tax is calculated as if it filed a separate tax return with the Internal Revenue Service (“IRS”). Payments and refunds are made to and received from the common parent company as if the parent were the IRS.
     The OB Personal Lines balance sheets and statements of operations reflect the current and deferred income taxes resulting from the application of ASC740 as if the legal entities and the business within OB Personal Lines were separate taxpayers. The taxes reflected in the carve-out financial statements have been calculated using the separate tax return basis pursuant to SAB Topic 1.B.1 and the tax sharing agreement that is currently in place. Permanent and temporary differences between book and tax amounts have been calculated based on historical differences applicable to the legal entities along with differences resulting from the allocation of an investment asset and execution of reinsurance agreements in relation to the carve-out.
     Deferred tax assets and liabilities are recorded when a difference between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for tax purposes exists, and for other temporary differences as defined by SFAS No. 109, “Accounting for Income Taxes”, subsequently codified as ASC 740. The deferred tax asset or liability is recorded based on tax rates expected to be in effect when the difference reverses. The deferred tax asset is recognized when it is more likely than not that it will be realized.
Variable Interest Entities
     OB Personal Lines records the reciprocals as defined above, in accordance with FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (“FIN 46R”), subsequently codified as ASC 810. ASC 810 addresses consolidation issues surrounding special purpose entities and certain other entities, collectively termed variable interest entities (“VIE”), to which previous accounting guidance on consolidation does not apply. A VIE is an entity in which the equity investors do not have the characteristics of a controlling interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Under ASC 810, the primary beneficiary of a VIE is required to consolidate the VIE in its financial statements. The primary beneficiary is an entity that has a variable interest that will absorb the majority of the VIE’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. See Note 8.
     OneBeacon has no ownership interest in New Jersey Skylands Insurance or AIE. Under the provisions of ASC 810, management has determined that each of the reciprocals qualifies as a VIE. Further, management has determined that it is the primary beneficiary and accordingly, has included the two reciprocals in the carve-out financial statements.
Recently Adopted Changes in Accounting Principles
Accounting Standards Codification
     In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” which establishes the FASB Codification as the source of authoritative accounting principles to be applied in the preparation of financial statements in conformity with GAAP. Subsequently codified as ASC 105, the Codification is effective for interim and annual periods ending after September 15, 2009. All existing non-Securities and Exchange Commission (“SEC”) accounting and reporting were superseded by the Codification. OB Personal Lines adopted the Codification for the year ended December 31, 2009. Adoption had no effect on OB Personal Lines’ accounting policies or financial statement presentation. The Codification did change the basis for reference to authoritative GAAP guidance, and, accordingly, OB Personal Lines’ note disclosures reflect the references under Codification. New accounting guidance is issued by the FASB in the form of Accounting Standard Updates (“ASUs”). Accounting guidance that became effective prior to the adoption of Codification has been described using the original FASB reference with a reference to the principal Codification topic into which the guidance has been incorporated.
Fair Value Measurements
     On January 1, 2009, OB Personal Lines adopted FSP FAS 157-2, “Effective Date of FASB Statement No. 157”, subsequently codified within ASC 820. Fair value measurement under ASC 820 was delayed for nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008. OB Personal Lines adopted ASC 820 for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) as of January 1, 2008 with respect to its investments securities. Refer to Note 4 for the required disclosures related to investments. The adoption of ASC 820 with regard to nonfinancial assets and nonfinancial liabilities had no impact on OB Personal Lines’ financial position or results of operations.
Determining Fair Values in an Inactive Market and Distressed Transactions
     On June 30, 2009, OB Personal Lines adopted FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”, subsequently codified within ASC 820. ASC 820 provides guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased and on identifying circumstances that indicate a transaction is not orderly. Factors to consider include few recent transactions, price quotations that are not based on current information or which vary substantially over time or among market makers, a significant increase in implied liquidity risk premiums, yields, or performance indicators, a wide bid-ask spread, a significant decline or absence of a market for new issuances or limited information released publicly. A reporting entity should evaluate whether there has been a significant decrease in the volume and level of activity for the asset or liability when compared with normal activity for the asset or liability or similar assets or liabilities. If the reporting entity concludes that there has been a significant decrease in the volume and level of activity, transactions or quoted prices may not be determinative of fair value. Further analysis of the transactions or quoted prices is needed, and a significant adjustment to the transactions or quoted prices may be necessary to estimate fair value which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction. In addition, ASC 820 expands interim disclosures to require a description of the inputs and valuation techniques used to estimate fair value and a discussion of changes during the period. The adoption of ASC 820 had no material impact on OB Personal Lines’ financial position or results of operations.

Subsequent Events
     On December 31, 2009, OB Personal Lines adopted SFAS No. 165, “Subsequent Events”, subsequently codified within ASC 855, which establishes principles and requirements for subsequent events. ASC 855 establishes the period after the balance sheet date during which management shall evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; the circumstances under which an entity shall recognize events or transactions occurring after the balance sheet date in its financial statements; and the disclosures that an entity shall make about events or transactions that occurred after the balance sheet date. Subsequent events that provide additional evidence about conditions that existed at the balance sheet date are to be recognized in the financial statements. Subsequent events that are conditions that arose after the balance sheet date but prior to the issuance of the financial statements are not recognized in the financial statements, but should be disclosed if failure to do so would render the financial statements misleading. ASC 855 requires disclosure of the date through which subsequent events have been evaluated. For subsequent events not recognized, disclosures should include a description of the nature of the event and either an estimate of its financial effect or a statement that such an estimate cannot be made. The adoption of ASC 855 had no impact on the recognition or disclosure of subsequent events. Management evaluated subsequent events up to April 15, 2010. See Note 13 for additional disclosures.
NOTE 2. Reserves for Unpaid Loss and LAE
     OB Personal Lines establishes loss and LAE reserves that are estimates of amounts needed to pay claims and related expenses in the future for insured events that have already occurred. The process of estimating reserves involves a considerable degree of judgment by management and, as of any given date, is inherently uncertain.
     Reserves are typically comprised of (1) case reserves for claims reported and (2) reserves for losses that have occurred but for which claims have not yet been reported, referred to as incurred but not reported (“IBNR”) reserves, which include a provision for expected future development on case reserves. Case reserves are estimated based on the experience and knowledge of claims staff regarding the nature and potential cost of each claim and are adjusted as additional information becomes known or payments are made. IBNR reserves are derived by subtracting paid loss and LAE and case reserves from estimates of ultimate loss and LAE. Actuaries estimate ultimate loss and LAE using various generally accepted actuarial methods applied to known losses and other relevant information. Like case reserves, IBNR reserves are adjusted as additional information becomes known or payments are made.
     Ultimate loss and LAE are generally determined by extrapolation of claim emergence and settlement patterns observed in the past that can reasonably be expected to persist into the future. In forecasting ultimate loss and LAE with respect to any line of business, past experience with respect to that line of business is the primary resource, but cannot be relied upon in isolation. OB Personal Lines’ own experience, particularly claims development experience, such as trends in case reserves, payments on and closings of claims, as well as changes in business mix and coverage limits, is the most important information for estimating its reserves. External data, available from organizations such as statistical bureaus, consulting firms and reinsurance companies, is sometimes used to supplement or corroborate OB Personal Lines own experience, and can be especially useful for estimating costs of new business.
     Uncertainties in estimating ultimate loss and LAE are magnified by the time lag between when a claim actually occurs and when it is reported and settled. This time lag is sometimes referred to as the “claim-tail”. The claim-tail for most property coverages is typically short (usually a few days up to a few months). The claim-tail for liability/casualty coverages, such as automobile liability, can be especially long as claims are often reported and ultimately paid or settled years, even decades, after the related loss events occur. During the long claims reporting and settlement period, additional facts regarding coverages written in prior accident years, as well as about actual claims and trends may become known and, as a result, OB Personal Lines may adjust its reserves. If management determines that an adjustment is appropriate, the adjustment is booked in the accounting period in which such determination is made in accordance with GAAP. Accordingly, should reserves need to be increased or decreased in the future from amounts currently established, future results of operations would be negatively or positively impacted, respectively.
     In determining ultimate loss and LAE, the cost to indemnify claimants, provide needed legal defense and other services for insureds and administer the investigation and adjustment of claims are considered. These claim costs are influenced by many factors that change over time, such as expanded coverage definitions as a result of new court decisions, inflation in costs to repair or replace damaged property, inflation in the cost of medical services and legislated changes in statutory benefits, as well as by the particular, unique facts that pertain to each claim. As a result, the rate at which claims arose in the past and the costs to settle them may not always be representative of what will occur in the future. The factors influencing changes in claim costs are often difficult to isolate or quantify and developments in paid and incurred losses from historical trends are frequently subject to multiple and conflicting interpretations. Changes in coverage terms or claims handling practices may also cause future experience and/or development patterns to vary from the past. A key objective of actuaries in developing estimates of ultimate loss and LAE, and resulting IBNR reserves, is to identify aberrations and systemic changes occurring within historical experience and accurately adjust for them so that the future can be projected reliably. Because of the factors previously discussed, this process requires the use of informed judgment and is inherently uncertain.
     OB Personal Lines’ actuaries use several generally accepted actuarial methods to evaluate its loss reserves, each of which has its own strengths and weaknesses. OB Personal Lines places more or less reliance on a particular method based on the facts and circumstances at the time the reserve estimates are made. These methods generally fall into one of the following categories or are hybrids of one or more of the following categories:
•	Historical paid loss development methods: These methods use historical loss payments over discrete periods of time to estimate future losses. Historical paid loss development methods assume that the ratio of losses paid in one period to losses paid in an earlier period will remain constant. These methods necessarily assume that factors that have affected paid losses in the past, such as inflation or the effects of litigation, will remain constant in the future. Because historical paid loss development methods do not use case reserves to estimate ultimate losses, they can be more reliable than the other methods discussed below that look to case reserves (such as actuarial methods that use incurred losses) in situations where there are significant changes in how case reserves are established by a company’s claims adjusters. However, historical paid loss development methods are more leveraged, meaning that small changes in payments have a larger impact on estimates of ultimate losses, than actuarial methods that use incurred losses because cumulative loss payments take much longer to equal the expected ultimate losses than cumulative incurred amounts. In addition, and for similar reasons, historical paid loss development methods are often slow to react to situations when new or different factors arise than those that have affected paid losses in the past.

•	Historical incurred loss development methods: These methods, like historical paid loss development methods, assume that the ratio of losses in one period to losses in an earlier period will remain constant in the future. However, instead of using paid losses, these methods use incurred losses (i.e., the sum of cumulative historical loss payments plus outstanding case reserves) over discrete periods of time to estimate future losses. Historical incurred loss development methods can be preferable to historical paid loss development methods because they explicitly take into account open cases and the claims adjusters’ evaluations of the cost to settle all known claims. However, historical incurred loss development methods necessarily assume that case reserving practices are consistently applied over time. Therefore, when there have been significant changes in how case reserves are established, using incurred loss data to project ultimate losses can be less reliable than other methods.

•	Expected loss ratio methods: These methods are based on the assumption that ultimate losses vary proportionately with premiums. Expected loss ratios are typically developed based upon the information used in pricing, and are multiplied by the total amount of premiums written to calculate ultimate losses. Expected loss ratio methods are useful for estimating ultimate losses in the early years of long-tailed lines of business, when little or no paid or incurred loss information is available.

•	Adjusted historical paid and incurred loss development methods: These methods take traditional historical paid and incurred loss development methods and adjust them for the estimated impact of changes from the past in factors such as inflation, the speed of claim payments or the adequacy of case reserves. Adjusted historical paid and incurred loss development methods are often more reliable methods of predicting ultimate losses in periods of significant change, provided the actuaries can develop methods to reasonably quantify the impact of changes.
     OB Personal Lines performs an actuarial review of its recorded reserves each quarter. OB Personal Lines’ actuaries compare the previous quarter’s estimates of paid loss and LAE, case reserves and IBNR to amounts indicated by actual experience. Differences between previous estimates and actual experience are evaluated to determine whether a given actuarial method for estimating loss and LAE should be relied upon to a greater or lesser extent than it had been in the past. While some variance is expected each quarter due to the inherent uncertainty in loss and LAE, persistent or large variances would indicate that prior assumptions and/or reliance on certain reserving methods may need to be revised going forward.

Loss and LAE reserve summary
     The following table summarizes the loss and LAE reserve activities of OB Personal Lines for the years ended December 31, 2009 and 2008:

	Year ended
	December 31,
	2009	2008
	($ in millions)
Gross beginning balance	$362.1	$400.6
Less beginning reinsurance recoverable on unpaid losses	28.3	29.0

Net loss and LAE reserves	333.8	371.6

Loss and LAE incurred relating to:
Current year losses	297.4	315.2
Prior year losses	8.1	(6.4)

Total incurred loss and LAE	305.5	308.8

Loss and LAE paid relating to:
Current year losses	180.2	185.7
Prior year losses	140.5	160.9

Total loss and LAE payments	320.7	346.6

Net ending balance	318.6	333.8
Plus ending reinsurance recoverable on unpaid losses	33.0	28.3

Gross ending balance	$351.6	$362.1

     In 2009, OB Personal Lines experienced $8.1 million of unfavorable loss and LAE reserve development on prior accident year loss reserves. The unfavorable loss reserve development was related to losses in both automobile and homeowners lines of business. In 2008, OB Personal Lines experienced $6.4 million of favorable loss and LAE reserve development on prior accident year loss reserves. The favorable loss reserve development was primarily related to automobile liability losses.
NOTE 3. Reinsurance
     In the normal course of its business, OneBeacon management purchases reinsurance from high-quality, highly rated third party reinsurers in order to minimize loss from large risks or catastrophic events. OB Personal Lines participated in certain of these reinsurance contracts and incurred premium charges proportionate to its risk profile for the respective reinsurance purchased by OneBeacon. OB Personal Lines remains liable for risks reinsured even if the reinsurer does not honor its obligations under reinsurance contracts. The effects of reinsurance on OB Personal Lines’ written and earned premiums and on loss and LAE were as follows:

	Year ended
	December 31,
	2009	2008
	($ in millions)
Written premiums:
Direct(1)	$520.5	$555.4
Assumed (2)	(5.8)	(0.9)
Ceded(1)	(94.7)	(49.4)

Net written premiums	$420.0	$505.1

Earned premiums:
Direct	$538.8	$565.0
Assumed (2)	(1.4)	(0.9)
Ceded	(70.2)	(51.2)

Net earned premiums	$467.2	$512.9

Loss and LAE:
Direct	$323.6	$324.4
Assumed (2)	(1.5)	(4.2)
Ceded	(16.6)	(11.4)

Net loss and LAE	$305.5	$308.8

(1)	Includes policies written under a quota share agreement with a group of reinsurers to cede 30% of written premiums from OB Personal Lines’ Northeast homeowners business effective January 1, 2009, as described below.

(2)	Assumed balances are negative due to the effect of reductions in amounts reported by involuntary pools and associations in which OB Personal Lines participates.
     The timing and size of catastrophe losses are unpredictable and the level of losses experienced in any year could be material to OB Personal Lines operating results and financial position. Examples of catastrophes include losses caused by earthquakes, wildfires, hurricanes and other types of storms and terrorist acts. The extent of losses caused by catastrophes is a function of the amount and type of insured exposure in an area affected by the event as well as the severity of the event. Management continually assesses and implements programs to manage its exposure to catastrophe losses through individual risk selection and by limiting its concentration of insurance written in catastrophe-prone areas, such as coastal regions. In addition, management imposes wind deductibles on existing coastal windstorm exposures. OB Personal Lines’ largest single event natural catastrophe exposure is Northeastern United States windstorms.
     Management seeks to further reduce its potential loss from catastrophe exposures through the purchase of catastrophe reinsurance. Effective July 1, 2009, management renewed OneBeacon’s property catastrophe reinsurance program. The program provides coverage for OneBeacon’s personal and commercial property business as well as certain acts of terrorism. Under the program, the first $100 million of losses resulting from any single catastrophe are retained and the next $750 million of losses resulting from the catastrophe are reinsured. Any loss above $850 million would be retained. In the event of a catastrophe, this property catastrophe reinsurance program is reinstated for the remainder of the original contract term by paying a reinstatement premium that is based on the percentage of coverage reinstated and the original property catastrophe coverage premium. Effective April 1, 2009, New Jersey Skylands Insurance and AIE combined exposures and purchased coverage under a property catastrophe excess of loss reinsurance program. Under the program, the first $3 million of New Jersey Skylands Insurance losses and the first $10 million of AIE losses, resulting from any single catastrophe, are retained and all other losses up to $300 million resulting from the catastrophe are reinsured. Any loss above $300 million would be retained. This program has been extended to July 1, 2010.
     Effective January 1, 2009, OneBeacon entered into a quota share agreement with a group of reinsurers to cede 30% of written premiums from OB Personal Lines’ Northeast homeowners business. The program provides supplemental protection to previously established reinsurance. During the year ended December 31, 2009, OB Personal Lines ceded $59.9 million of written premiums under this quota share agreement. Effective January 1, 2010, OB Personal Lines renewed the quota share agreement.
     OneBeacon’s property catastrophe reinsurance program does not cover personal property losses resulting from nuclear events or biological, chemical or radiological terrorist attacks or losses resulting from acts of terrorism as defined under the Terrorism Risk Insurance Act of 2002, as amended, committed by an individual or individuals acting on behalf of any foreign person or foreign interest.

     Reinsurance contracts do not relieve OB Personal Lines of its obligations.
NOTE 4. Investments
     As described in Note 1, these carve-out financial statements include discrete investments directly owned by the entities included in OB Personal Lines and an allocated investment asset. The presentation below is segregated for the directly owned and the allocated investment asset.
Directly Owned Investments
     OB Personal Lines’ net investment income is comprised primarily of interest income associated with fixed maturity investments and interest income from its short-term investments. Net investment income for the years ended December 31, 2009 and 2008 consisted of the following:

	Year ended
	December 31,
	2009	2008
	($ in millions)
Investment income:
Fixed maturity investments	$11.8	$11.5
Short-term investments	0.1	1.3

Gross investment income	11.9	12.8
Less investment expenses	(0.4)	(0.4)

Net investment income, pre-tax	$11.5	$12.4

     The composition of net realized investment gains (losses), a component of net realized and unrealized investment gains (losses), consisted of the following:

	Year ended
	December 31,
	2009	2008
	($ in millions)
Fixed maturity investments	$1.3	$(1.5)

Net realized investment gains (losses), pre-tax	1.3	(1.5)
Income taxes	(0.5)	0.5

Net realized investment gains (losses), after tax	$0.8	$(1.0)

     OB Personal Lines recognized gross realized investment gains of $3.9 million and $0.5 million and gross realized investment losses of $2.6 million and $2.0 million on sales on investment securities during the years ended December 31, 2009 and 2008, respectively.
     As of December 31, 2009 and 2008, OB Personal Lines did not have any accounts payable on unsettled investment purchases or accounts receivable on unsettled investment sales.
     The net changes in fair value of fixed maturity investments for the years ended December 31, 2009 and 2008 were $13.2 million and $(5.7) million, respectively, which include changes in net deferred gains and losses on sales of investments between the legal entities in OB Personal Lines and entities under White Mountains’ common control of $(0.2) and $(0.1) for the years ended December 31, 2009 and 2008, respectively. Net changes in fair value for the years ended December 31, 2009 and 2008 also included $0.2 million and $(0.2) million, respectively, related to OB Personal Lines’ securities lending program.

     The cost or amortized cost, gross unrealized investment gains and losses, and carrying values of the OB Personal Lines’ fixed maturity investments as of December 31, 2009 and 2008 were as follows:

	December 31, 2009
	Cost or	Gross	Gross
	amortized	unrealized	unrealized	Carrying
	cost	gains	losses	value
	($ in millions)
U.S. Government and agency obligations	$60.1	$0.4	$(0.1)	$60.4
Debt securities issued by industrial corporations	113.2	7.0	(0.3)	119.9
Asset-backed securities	116.0	2.3	(0.5)	117.8
Debt securities issued by foreign corporations	13.1	1.0	—	14.1

Total fixed maturity investments	$302.4	$10.7	$(0.9)	$312.2

	December 31, 2008
	Cost or	Gross	Gross
	amortized	unrealized	unrealized	Carrying
	cost	gains	losses	value
	($ in millions)
U.S. Government and agency obligations	$90.0	$3.4	$(0.3)	$93.1
Debt securities issued by industrial corporations	60.4	0.7	(3.6)	57.5
Asset-backed securities	88.1	1.4	(4.5)	85.0
Debt securities issued by foreign corporations	13.9	—	(0.8)	13.1

Total fixed maturity investments	$252.4	$5.5	$(9.2)	$248.7

     The cost or amortized cost and carrying value of OB Personal Lines’ fixed maturity investments at December 31, 2009 is presented below by contractual maturity. Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without call or prepayment penalties.

	December 31, 2009
	Cost or
	amortized	Carrying
	cost	value
	($ in millions)
Due in one year or less	$19.9	$20.0
Due after one year through five years	155.8	163.4
Due after five years through ten years	9.2	9.6
Due after ten years	1.5	1.4
Asset-backed securities	116.0	117.8

Total	$302.4	$312.2

     Sales and maturities of investments, excluding short-term investments, totaled $158.4 million and $96.3 million for the years ended December 31, 2009 and 2008, respectively. There were no non-cash exchanges or involuntary sales of investment securities during the years ended December 31, 2009 or 2008.
     OB Personal Lines is required to maintain deposits with certain insurance regulatory agencies in order to maintain their insurance licenses. The fair value of such deposits totaled $4.5 million and $4.6 million as of December 31, 2009 and 2008, respectively.
Fair value measurements
     On January 1, 2008, OB Personal Lines adopted ASC 820 which provides a revised definition of fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value information. Under ASC 820, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (an “exit price”). ASC 820 establishes a fair value hierarchy that distinguishes between inputs based on market data from independent sources (“observable inputs”) and a reporting entity’s internal assumptions based upon the best information available when external market data is limited or unavailable (“unobservable inputs”). The fair value hierarchy in ASC 820 prioritizes fair value measurements into three levels based on the nature of the inputs as follows:
Level 1—Valuations based on quoted prices in active markets for identical assets;

Level 2—Valuations based on observable inputs that do not meet the criteria for Level 1, including quoted prices in inactive markets and quoted prices in active markets for similar, but not identical instruments; and
Level 3—Valuations based on unobservable inputs.
     As of December 31, 2009 and 2008, approximately 100% and 99%, respectively, of the investment portfolio recorded at fair value was priced based upon observable inputs.
     Fair values for securities for which quoted prices are unavailable are estimated based upon reference to observable inputs other than quoted prices, such as benchmark interest rates, market comparables, broker quotes and other relevant observable inputs. In circumstances where observable inputs are adjusted to reflect management’s best estimate of fair value, such fair value measurements are considered a lower level measurement in the fair value hierarchy.
     The fair value measurements at December 31, 2009 and 2008 and their related inputs were as follows:

	Fair value at
	December 31, 2009	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
	($ in millions)
Fixed maturity investments:
U.S. Government and agency obligations	$60.4	$60.4	$—	$—
Debt securities issued by industrial corporations	119.9	—	119.9	—
Asset-backed securities	117.8	—	117.8	—
Debt securities issued by foreign corporations	14.1	—	14.1	—

Fixed maturity investments	312.2	60.4	251.8	—
Short-term investments	32.7	32.7	—	—

Total	$344.9	$93.1	$251.8	$—

	Fair value at
	December 31, 2008	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
	($ in millions)
Fixed maturity investments:
U.S. Government and agency obligations	$93.1	$39.5	$53.6	$—
Debt securities issued by industrial corporations	57.5	—	57.5	—
Asset-backed securities	85.0	—	84.4	0.6
Debt securities issued by foreign corporations	13.1	—	13.1	—

Fixed maturity investments	248.7	39.5	208.6	0.6
Short-term investments	47.1	47.1	—	—

Total	$295.8	$86.6	$208.6	$0.6

     The changes in Level 3 fair value measurements for fixed maturity investments for the year ended December 31, 2009 are as follows:

Fixed Maturity
Investments
($ in millions)
Balance at January 1, 2009	$0.6
Total net realized and unrealized gains (losses)	—
Purchases	—
Sales	(0.6)
Transfers in	—
Transfers out	—

Balance at December 31, 2009	$—

Allocated Investment Asset
     As described above, these carve-out financial statements include discrete investments directly owned by the entities included in OB Personal Lines. However, not all business included in OB Personal Lines is retained or written by the legal entities included in OB Personal Lines as both York and MHIC are parties to a reinsurance agreement with an affiliate, OBIC pursuant to which they cede 100% of their respective direct business to OBIC. Further, management does not allocate investments to the underlying insurance operations. Therefore, cash and investments related to OB Personal Lines were generally not segregated but were co-mingled with other insurance company subsidiaries of OneBeacon. For purposes of these carve-out financial statements, OB Personal Lines recorded an allocated investment asset which represents a receivable from OneBeacon based on the capital attributed to support the OB Personal Lines’ business.
     Investment income or loss related to the allocated investment asset, which represent net investment income and net realized and unrealized investment gains and losses, was calculated using a rate of return consistent with those realized at OneBeacon for the periods presented. OneBeacon recognized gross returns of 9.9% and (13.5)%, respectively, for the years ended December 31, 2009 and 2008. Returns for the year ended December 31, 2008 exclude the impact of assets held to economically defease OneBeacon’s mandatorily redeemable preferred stock, which was redeemed in May 2008.
     The OneBeacon investment portfolio that generated the gross returns discussed above was comprised of the following types of investments as of December 31, 2009 and 2008:

	Asset Allocation at
	December 31,
	2009	2008
Fixed maturity investments:
U.S. Government and agency obligations	13.1%	10.7%
Debt securities issued by industrial corporations	33.3	22.8
Municipal obligations	0.1	0.1
Asset-backed securities	25.1	19.9
Foreign government obligations	0.7	1.0
Preferred stocks	1.8	1.5

Fixed maturity investments	74.1	56.0
Short-term investments	13.5	25.2
Common equity securities	4.6	7.3
Convertible bonds	4.2	6.3
Other investments	3.6	5.2

Total	100.0%	100.0%

NOTE 5. Income Taxes
     OneBeacon’s U.S. subsidiaries join in the filing of a federal consolidated tax return. The consolidated parent, OneBeacon U.S. Financial Services, Inc. (“OBFS”), formerly known as Fund American Financial Services Inc, is not included in these carve-out financial statements. For all years, the companies included within the U.S. consolidated tax return are parties to a tax sharing agreement, which provides that each company pays the amount of income taxes or estimated tax or receives refunds that it would have to make or be entitled to if it filed its own separate tax return. As a result, certain companies have made payments, and received refunds from the consolidated parent that are different than amounts payable to the Internal Revenue Service (“IRS”). The total income tax (expense) benefit for the years ended December 31, 2009 and 2008 consisted of the following:

	Year ended
	December 31,
	2009	2008
	($ in millions)
Current tax (expense) benefit:
Federal	$(22.1)	$10.0
State	—	—

Total current tax (expense) benefit	(22.1)	10.0

Deferred tax (expense) benefit:
Federal	(0.1)	(2.7)
State	—	—

Total deferred tax (expense) benefit	(0.1)	(2.7)

Total income tax (expense) benefit	$(22.2)	$7.3

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for tax purposes. An outline of the significant components of OB Personal Lines’ deferred tax assets and liabilities follows:

	December 31,
	2009	2008
	($ in millions)
Deferred income tax assets related to:
Unearned premiums	$15.7	$18.9
Discounting of loss and LAE reserves	9.0	8.7
Involuntary pool and guaranty fund accruals	1.9	1.3
Fixed assets	0.2	0.2
Investment basis differences	0.1	0.4
Net unrealized investment losses	—	1.4
Compensation and bonus accruals	0.1	0.4
Net operating loss and capital loss carryforwards	0.1	0.9

Total gross deferred income tax assets	27.1	32.2
Less valuation allowance	(6.9)	(12.0)

Total net deferred income tax assets	20.2	20.2

Deferred income tax liabilities related to:
Deferred acquisition costs	15.6	18.9
Net unrealized investment gains	3.4	—
Other items	0.2	0.2

Total deferred income tax liabilities	19.2	19.1

Net deferred tax asset	$1.0	$1.1

     At December 31, 2009 and 2008, a valuation allowance of $6.9 million and $12.0 million, respectively, was established for the net deferred tax assets of NJ Skylands and AIE, which each file their own income tax return. During 2009, based on profitable results and the weight of available positive and negative evidence, the full amount of AIE’s valuation allowance was released.
     Management believes that, based upon its prior earnings history, expected future earnings and capacity for carry-back of losses, it is more likely than not that the deferred tax asset balances (net of valuation allowance) carried at December 31, 2009 and 2008 will be realized.

     A reconciliation of taxes calculated using the 35% U.S. statutory rate to the income tax (expense) benefit on pre-tax earnings follows:

	Year ended December 31,
	2009	2008
	($ in millions)
Tax (expense) benefit at the U.S. statutory rate	$(27.5)	$9.0
Differences in taxes resulting from:
Tax exempt interest and dividends	0.2	0.5
Change in valuation allowance	5.1	(1.8)
Other, net	—	(0.4)

Total income tax (expense) benefit on pre-tax earnings	$(22.2)	$7.3

     At December 31, 2009, there were capital loss carryforwards of $0.3 million, which will begin to expire in 2011, related to NJ Skylands, which files its own income tax return.
     On January 1, 2007, OB Personal Lines adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, subsequently codified within ASC 740, which prescribes when the benefit of a given tax position should be recognized and how it should be measured. Under the guidance, recognition is based upon whether or not a company determines that it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. In evaluating the more-likely-than-not recognition threshold, OB Personal Lines must presume that the tax position will be subject to examination by a taxing authority with full knowledge of all relevant information. If the recognition threshold is met, then the tax position is measured at the largest amount of benefit that is more than 50% likely of being realized upon ultimate settlement. The adoption of ASC 740 had no effect on the operating results of OB Personal Lines. OB Personal Lines did not record a cumulative effect adjustment relating to the adoption of ASC 740.
     On November 18, 2009 the Internal Revenue Service (“IRS”) issued Coordinated Issue Paper (LMSB4-1109-041) on Margins and Other Unsubstantiated Additions to Insurance Company Reserves (“CIP”). The CIP provides instructions to IRS agents, but is not an official pronouncement of the law or the position of the IRS. The CIP states that the IRS will disallow any margin or other addition to unpaid losses to the extent it exceeds a fair and reasonable estimate. Management believes that the loss reserves as recorded represent a fair and reasonable estimate of the amount OB Personal Lines would be required to pay.
     OB Personal Lines classifies all interest and penalties on unrecognized tax benefits as part of income tax expense. During the years ended December 31, 2009 and 2008, OB Personal Lines did not recognize any interest expense or penalties for uncertain tax positions and has no balance of accrued interest or penalties at December 31, 2009 and 2008.
     With few exceptions, OneBeacon is no longer subject to U.S. federal, state or non-U.S. income tax examinations by tax authorities for years before 2005. On October 14, 2009, a settlement was reached with the IRS on the 2003 and 2004 federal tax exam, which resulted in an assessment of $24.9 million of additional tax, or a total assessment of $51.7 million including interest, withholding tax and utilization of tax credits. OneBeacon’s overall liability for tax assessments for 2003 and 2004 was limited due to the Tax Make Whole Agreement with White Mountains, which fixes the liability for these items at the amount recorded on OneBeacon’s books. OneBeacon recorded a tax benefit in the statement of operations of $15.5 million offset by a capital distribution of approximately $8.4 million, reflected in shareholders’ equity, which resulted in a net increase to book value of $7.1 million in the fourth quarter of 2009 from the settlement of the 2003 and 2004 tax examination. None of these adjustments related to OB Personal Lines.
     In October 2008, the IRS commenced examination of OneBeacon’s U.S. income tax returns for 2005 and 2006. As of December 31, 2009, the IRS has not proposed any significant adjustments to taxable income as a result of the 2005 and 2006 tax examination. It is possible that the 2005 and 2006 examination will conclude within the next 12 months. However, an estimate of the range of potential outcomes can not be made at this time. OneBeacon does not expect to receive any adjustments that would result in a material change to the financial position of OneBeacon or OB Personal Lines.
     Net cash payments for federal, state and non-U.S. income taxes, including tax sharing payments to related companies, totaled $4.9 million and $4.6 million for the years ended December 31, 2009 and 2008, respectively.
NOTE 6. Retirement Plans
     OB Personal Lines participates in OneBeacon-sponsored qualified and non-qualified, non-contributory, defined benefit pension plans (collectively the “Plans”). The Plans cover substantially all employees who were employed as of December 31,

2001 and remain actively employed with OneBeacon. OneBeacon’s Plans were frozen and curtailed in the fourth quarter of 2002. The Plans no longer add new participants or increase benefits for existing participants, which effectively causes the projected benefit obligation to equal the accumulated benefit obligation. Non-vested plan participants continue to vest during their employment with OneBeacon. The benefits for the Plans are based primarily on years of service and employees’ compensation through December 31, 2002. Participants generally vest after five years of continuous service. OB Personal Lines recorded pension expense of $0.3 million for the year ended December 31, 2009. There was no pension expense recorded for the year ended December 31, 2008.
NOTE 7. Employee Share-Based Incentive Compensation Plans
     OB Personal Lines participates in OneBeacon’s share-based incentive compensation plans. OneBeacon’s share-based compensation plans consist of performance shares, stock options granted in connection with OB Ltd.’s initial public offering and restricted stock units. OneBeacon’s share-based compensation plans are designed to maximize shareholder value over long periods of time by aligning the financial interests of its management with those of its owners. Performance shares are payable only upon achievement of pre-defined business goals and are valued based on the market value of OB Ltd.’s common shares at the time awards are earned. See “Performance Shares” below. Performance shares are typically paid in cash, though, in some instances, they may be paid in common shares or may be deferred in accordance with the terms of one of the deferred compensation plans of OB Ltd.’s subsidiaries.
     OB Personal Lines records its share-based compensation in accordance with SFAS No. 123(R), “Share-Based Payment”, subsequently codified within ASC 718. ASC 718 applies to new grants of share-based awards, award modifications and the remaining portion of the fair value of the unvested awards. The unvested portion of OB Personal Lines performance share awards, as well as the stock options granted in connection with OB Ltd.’s initial public offering are subject to the fair value measurement and recognition requirements of ASC 718. OB Personal Lines expenses the full cost of all share-based compensation for its direct management personnel that participate in the respective plans and also its share of compensation expense for management personnel within centralized and corporate services that support the personal lines business. Compensation costs for centralized and corporate services are allocated to OB Personal Lines based on earned premiums.
OneBeacon Long-Term Incentive Plan (the “Incentive Plan”)
     The Incentive Plan provides for granting various types of share-based incentive awards including performance shares, performance units, options, share appreciation rights and restricted shares to certain key employees of OneBeacon. The Incentive Plan was adopted by OB Ltd.’s Board of Directors (the “Board”) in October 2006. In 2007, the Board and shareholders of OB Ltd. approved the 2007 OneBeacon Long-Term Incentive Plan (the “2007 Incentive Plan”). The 2007 Incentive Plan provides for all of the awards referenced above as well as restricted stock units. Awards are granted under the 2007 Incentive Plan.
Performance Shares and Performance Units
     Performance shares are conditional grants of a specified maximum number of OB Ltd. common shares or an equivalent amount of cash. In general, grants are earned, subject to the attainment of pre-specified performance goals, at the end of a three-year period or as otherwise determined by the Compensation Committee of the Board (the “Compensation Committee”) and are valued based on the market value of OB Ltd. common shares at the time awards are paid. Results that significantly exceed pre-specified targets can result in a performance share payout of up to 200% of granted shares whereas results significantly below target result in no payout. The value of OneBeacon’s performance shares is based upon the market price of an underlying OB Ltd. common share (“OB Performance Shares”).
     For awards granted in February 2007, the Compensation Committee defined growth in intrinsic business value per share (“GIBVPS”) to be a weighted measure comprised of growth in OneBeacon’s adjusted book value per share, underwriting return on equity and growth in OB Ltd.’s common price per share. The targeted performance goal for full payment of the outstanding performance shares granted during the year ended December 31, 2007 is the attainment of a GIBVPS of 13%. At a GIBVPS of 6% or less, no performance shares would be earned and at a GIBVPS of 20% or more, 200% of performance shares would be earned.
     For awards granted in February 2008, the Compensation Committee defined GIBVPS to be a weighted measure comprised of growth in OneBeacon’s adjusted book value per share and underwriting return on equity. The targeted performance goal for full payment of the outstanding performance shares granted during the year ended December 31, 2008 is the attainment of a GIBVPS of 11%. At a GIBVPS of 4% or less, no performance shares would be earned and at a GIBVPS of 18% or more, 200% of performance shares would be earned.
     For awards granted in February 2009, the Compensation Committee granted performance shares with a goal of OneBeacon growth in book value per share (“GBVPS”). The targeted performance goal for full payment of the outstanding performance shares granted during the year ended December 31, 2009 is the attainment of a GBVPS of 12%. At a GBVPS of 5% or less, no performance shares would be earned and at a GBVPS of 19% or more, 200% of performance shares would be earned.
     In February 2009, the Compensation Committee determined that it was appropriate to grant executive officers and senior management a mix of performance shares that are earned as OneBeacon’s book value per share grows and performance units that are earned as OneBeacon’s underlying insurance businesses perform against operational targets.
     Performance units represent the right to receive cash if specified performance goals are satisfied with respect to an award in a specified performance cycle. Performance units are payable upon completion of pre-defined business goals and are settled in cash. The total value earned by a participant with respect to an award of performance units is equal to $100, which is the value of each performance unit, multiplied by the number of performance units earned over the performance cycle.
     The number of performance units payable depends on OneBeacon’s adjusted economic GAAP combined ratio (“AECR”). With respect to the 2009-2011 performance cycle, target performance is the attainment of an AECR of 95%. At an AECR of 99% or more, 0% of the target number of performance units awarded will be payable, and at an AECR of 91% or less, 200% of the target number of performance units awarded will be payable.
     The following summarizes performance share activity for direct OB Personal Lines management personnel for OB Performance Shares for the years ended December 31, 2009 and 2008:

	December 31,
	2009		2008
	Target OB		Target OB
	Performance		Performance
	Shares	Accrued	Shares	Accrued
	outstanding	expense	outstanding	expense
		($ in millions)
Beginning of period	195,577	$0.3	128,411	$1.1
Payments and deferrals(1)(2)	(8,244)	—	(14,427)	(0.2)
New awards	26,376	—	101,902	—
Forfeitures and net change in assumed forfeitures	744	—	(20,309)	(0.1)
Expense (income) recognized	—	1.2	—	(0.5)

End of period	214,453	$1.5	195,577	$0.3

(1)	Performance share payments in 2009 for the 2007-2008 performance cycle were based upon a performance factor of 1.4%.

(2)	Performance share payments in 2008 for the 2007 performance cycle were based upon a performance factor of 63%.
     For the years ended December 31, 2009 and 2008, OB Personal Lines also recognized $0.9 million and $0.6 million, respectively, of performance unit expense related to direct OB Personal Lines management personnel. For the years ended December 31, 2009 and 2008, OB Personal Lines also recognized $1.5 million and $0.4 million, respectively, of allocated performance share and performance unit expense.

     The following summarizes performance shares outstanding and accrued performance share expense for direct OB Personal Lines management personnel at December 31, 2009 for each performance cycle:

	Target OB
	Performance
	Shares	Accrued
	outstanding	expense
	($ in millions)
Performance cycle:
2007 - 2009	89,382	$0.3
2008 - 2010	101,902	0.9
2009 - 2011	26,376	0.3

Sub-total	217,660	1.5
Assumed forfeitures	(3,207)	—

Total at December 31, 2009	214,453	$1.5

     If 100% of the outstanding performance shares had been vested on December 31, 2009, the total additional compensation cost to be recognized for direct OB Personal Lines management personnel would have been $1.0 million, based on current accrual factors (common share price and payout assumptions).
     All performance shares earned for the 2007-2008 and 2007 performance cycles were settled in cash or by deferral into certain non-qualified deferred compensation plans of OB Ltd.’s subsidiaries.
     At December 31, 2009, 26,376, 101,902 and 89,382 performance shares had been granted at target and remained outstanding for direct OB Personal Lines management personnel under the Incentive Plan for the performance periods 2009-2011, 2008-2010 and 2007-2009, respectively.
Stock Options
     At December 31, 2009, OB Personal Lines had 142,001 of OB Ltd. options outstanding for direct OB Personal Lines management personnel representing 0.1% of OB Ltd.’s common shares outstanding. These options were issued in November 2006 in connection with OB Ltd.’s initial public offering to certain key employees as a one-time incentive. The options vest in equal installments on each of the third, fourth and fifth anniversaries of their issuance. These options expire five and a half years from the anniversary of issuance. The fair value of each option award at grant date was estimated using a Black-Scholes option pricing model using an expected volatility assumption of 30.0%, a risk-free interest rate assumption of 4.6%, a forfeiture assumption of 5.0%, an expected dividend rate assumption of 3.4% and an expected term assumption of 5.5 years. The options originally had a per share exercise price of $30.00. On May 27, 2008, the Compensation Committee adjusted the exercise price to $27.97 as a result of OB Ltd.’s $2.03 per share special dividend paid in the first quarter of 2008. The compensation expense associated with the options and the incremental fair value of the award modification is being recognized ratably over the remaining period. The unrecognized compensation expense associated with the options as of December 31, 2009 is $0.2 million and is being recognized ratably over two years. OB Personal Lines recognized compensation expense of $0.1 million in connection with these options for direct OB Personal Lines management personnel in both of the years ended December 31, 2009 and 2008. OB Personal Lines also recognized allocated compensation expense of $0.3 million in connection with options issued to personnel in centralized and corporate service areas in each of the years ended December 31, 2009 and 2008.
     The following summarizes option activity for direct OB Personal Lines management personnel for the years ended December 31, 2009 and 2008:

	December 31,
	2009		2008
	Target OB		Target OB
	options	Accrued	options	Accrued
	outstanding	expense	outstanding	expense
		($ in millions)
Beginning of year	142,001	$0.4	142,001	$0.3
Forfeitures	—	—	—	—
Expense recognized	—	0.1	—	0.1

End of year	142,001	$0.5	142,001	$0.4

Restricted Stock Units
     The options granted in connection with OB Ltd.’s initial public offering did not include a mechanism in the options to reflect the contribution to total return from the regular quarterly dividend. As a result, on February 26, 2008, OB Ltd. granted 13,090 Restricted Stock Units (“RSUs”) to actively employed OB Personal Lines’ option holders. The RSUs vest one-third on each of November 9, 2009, 2010 and 2011 subject to, for each vesting tranche of units, various factors including but not limited to the attainment of growth of 4% per cycle in OneBeacon’s adjusted book value per share. Upon vesting, the RSUs will be mandatorily deferred into one of the non-qualified deferred compensation plans of OB Ltd.’s subsidiaries and will be paid out in 2012 in cash or shares at the discretion of the Compensation Committee. The expense associated with the RSUs is being recognized over the vesting period. For each of the years ended December 31, 2009 and 2008, OB Personal Lines recognized $0.1 million in expense. As of December 31, 2009, there were 13,090 RSUs outstanding for direct OB Personal Lines management personnel. OB Personal Lines also recognized $0.2 million and $0.1 million, respectively, of allocated expenses related to the RSUs for the years ended December 31, 2009 and 2008.
NOTE 8. Variable Interest Entities
     As described in Note 1, OneBeacon has capitalized two reciprocals, NJSIA and AIE, by loaning funds to them in exchange for surplus notes. At December 31, 2009 and 2008, consolidated amounts related to New Jersey Skylands Insurance included total assets of $134.3 million and $118.0 million, respectively, and total liabilities of $153.8 million and $139.3 million, respectively. At December 31, 2009, the net amount of capital at risk is equal to the surplus note of $31.3 million less the accumulated losses as of December 31, 2009 of $19.5 million which includes accrued interest on the surplus note of $21.3 million which eliminates in the carve-out financial statements.
     At December 31, 2009 and 2008, amounts related to AIE included total assets of $280.9 million and $250.3 million, respectively, and total liabilities of $281.7 million and $264.3 million, respectively. At December 31, 2009, the net amount of capital at risk is equal to the surplus note of $70.7 million less the accumulated losses as of December 31, 2009 of $0.8 million which includes accrued interest on the surplus note of $28.0 million which eliminates in the carve-out financial statements.
NOTE 9. Fair Value of Financial Instruments
     SFAS No. 107, “Disclosure about Fair Value of Financial Instruments”, subsequently codified within ASC 825, requires disclosure of fair value information of financial instruments. For certain financial instruments where quoted market prices are not available, other independent valuation techniques and assumptions are used. Because considerable judgment is used, these estimates are not necessarily indicative of amounts that could be realized in a current market exchange. Certain financial instruments are excluded from disclosure, including insurance contracts, other than financial guarantees and investment contracts. OB Personal Lines carries its financial instruments on its balance sheet at fair value.
NOTE 10. Related Party Disclosures
Investment Management Agreement with WM Advisors
     OneBeacon entered into an Investment Management Agreement with White Mountains Advisors LLC (the “Advisor”), a Delaware corporation ultimately wholly-owned by White Mountains, to act as discretionary adviser with respect to the invested assets of OneBeacon. Under this agreement, the Advisor provides investment management services, including the investment and reinvestment of OneBeacon’s invested assets. The fee for these services is paid on a quarterly basis at rates applied to OneBeacon’s investment portfolio. For the years ended December 31, 2009 and 2008, OB Personal Lines incurred $0.4 million and $0.3 million, respectively, for such services and at December 31, 2009 and 2008 had $0.1 million and $0.1 million, respectively, due to the Advisor.
Esurance Claims Administration Services
     Esurance Insurance Services, Inc., a subsidiary of White Mountains (“Esurance Insurance”), and NJSM entered into a Transition Services Agreement (the “Transition Services Agreement”) dated as of June 28, 2007 and a related Termination Agreement (the “Termination Agreement”) dated as of the same date. The Termination Agreement terminated a Claims Administration Agreement (the “Claims Administration Agreement”) dated as of February 1, 2005 between Esurance Insurance and NJSM pursuant to which NJSM had been providing claims administration services to Esurance Insurance in the State of New Jersey. Pursuant to the Transition Services Agreement, NJSM provided certain transition services to Esurance Insurance during the period from July 2, 2007 through May 2009. NJSM provided the following services to Esurance Insurance pursuant to the Transition Services Agreement: facilities and building services (cubicles, office furniture, common space, conference rooms,telecommunications equipment and services, building management services and mailroom services) and IT services (network connections and voice and telecommunications services). For the years ended December 31, 2009 and 2008, Esurance Insurance paid NJSM $0.1 million and $0.3 million, respectively, under the Transition Services Agreement.
Esurance Insurance Claims Counsel Services
     From time to time, OneBeacon provides OB Personal Lines staff counsel services to Esurance Insurance. OB Personal Lines’ staff counsel defends Esurance Insurance policyholders when the policyholders are sued by third party tort plaintiffs arising from automobile accidents. The hourly cost of the staff counsels’ time is charged to Esurance Insurance. For each of the years ended December 31, 2009 and 2008, OB Personal Lines had billed Esurance Insurance $0.1 million for counsel services.
NOTE 11. Commitments and Contingencies
Assigned Risks
     As a condition of OneBeacon’s licenses to do business in certain states, it is required to participate in mandatory shared market mechanisms. Each state dictates the types of insurance and the level of coverage that must be provided. The total amount of such business an insurer is required to accept is based on its market share of voluntary business in the state. In certain cases, OB Personal Lines is obligated to write business from mandatory shared market mechanisms at some time in the future based on the market share of voluntary policies it is currently writing. Underwriting results related to assigned risk plans are typically adverse and are not subject to the predictability associated with OB Personal Lines’ voluntarily written business.
     Under existing guaranty fund laws in all states, insurers licensed to do business in those states can be assessed for certain obligations of insolvent insurance companies to policyholders and claimants. In accordance with ASC 405, OB Personal Lines records guaranty fund assessments when such assessments are billed by the respective guaranty funds. In addition, each insurance subsidiary’s policy is to accrue for any significant insolvencies when the loss is probable and the assessment amount can be reasonably estimated. The actual amount of such assessments will depend upon the final outcome of rehabilitation proceedings and will be paid over several years.
Legal Contingencies
     OB Personal Lines, and the insurance industry in general, is subject to litigation and arbitration in the normal course of business. OB Personal Lines is not a party to any material litigation or arbitration other than as routinely encountered in claims activity, none of which is expected by management to have a material adverse effect on OB Personal Lines’ financial condition and/or cash flows.
NOTE 12. Statutory Capital and Surplus
     OneBeacon’s insurance operations are subject to regulation and supervision in each of the jurisdictions where they are domiciled and licensed to conduct business. Generally, regulatory authorities have broad supervisory and administrative powers over such matters as licenses, standards of solvency, premium rates, policy forms, investments, security deposits, methods of accounting, form and content of financial statements, reserves for unpaid loss and LAE, reinsurance, minimum capital and surplus requirements, dividends and other distributions to shareholders, periodic examinations and annual and other report filings. In general, such regulation is for the protection of policyholders rather than shareholders. Over the last several years most states have implemented laws that establish standards for current, as well as continued, state accreditation. In addition, the National Association of Insurance Commissioners uses risk-based capital (“RBC”) standards for property and casualty insurers as a means of monitoring certain aspects affecting the overall financial condition of insurance companies. At December 31, 2009, the regulated legal entities included in OB Personal Lines met their respective RBC requirements.
NOTE 13. Subsequent Events
     Management has evaluated events subsequent to the balance sheet date through April 15, 2010, which is the date these carve-out financial statements were issued, and has determined that except as set forth below there are no subsequent events requiring disclosure under ASC 855. As described in Note 1, On February 2, 2010, OB Ltd. and certain of its subsidiaries entered into a definitive agreement to sell OB Personal Lines to Tower. The PL Transaction also includes the execution of various reinsurance agreements and is subject to regulatory approval. During the three months ended March 31, 2010, OB Personal Lines incurred $12.5 million of current accident year catastrophe losses related to storms in the Northeastern United States.